Exhibit 5.1

July 2, 2020

First Horizon National Corporation,
      165 Madison Avenue,
              Memphis, Tennessee 38103.

Ladies and Gentlemen:

I am an Executive Vice President and the General Counsel of First Horizon National Corporation, a Tennessee corporation (the “Company”). I have acted as legal counsel to the Company in connection with the Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), to register the following shares of common stock, par value $0.625 per share, of the Company (“Common Stock”), issuable pursuant to awards granted under the following equity compensation plans (as amended through July 1, 2020, the “Plans”) sponsored by IBERIABANK Corporation (“IBKC”): (a) 13,315,591 shares of Common Stock, issuable pursuant to IBKC’s 2019 Stock Incentive Plan (the “2019 Plan”), (b) 1,281,132 shares of Common Stock issuable pursuant to IBKC’s 2016 Stock Incentive Plan (the “2016 Plan”), (c) 1,568,962 shares of Common Stock issuable pursuant to IBKC’s 2010 Stock Incentive Plan (the “2010 Plan”), (d) 120,908 shares of Common Stock issuable pursuant to IBKC’s 2005 Stock Incentive Plan (the “2005 Plan”), and (e) 1,600 shares of Common Stock (shares of Common Stock in clauses (a)-(e), the “Securities”) issuable pursuant to Florida Bank Group Officers & Employees Stock Incentive Plan (the “Legacy Plan”), in each case in connection with the merger of IBKC with and into the Company, with the Company surviving the merger (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of November 3, 2019 (the “Merger Agreement”), by and between the Company and IBKC.

I, or counsel acting under my supervision, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, certificates and other documents and have made such other investigations as we have deemed relevant and necessary in connection with the opinion set forth below.

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Upon the basis of such examination, it is my opinion that when the Registration Statement has become effective under the Act and the Securities are issued and delivered in accordance with the terms and conditions of the Plans, after giving effect to the terms of the Merger Agreement and the consummation of the Merger, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Tennessee, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed without verification the genuineness of all signatures on all documents examined by me, or counsel acting under my supervision, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents, and the legal capacity of all individuals executing any of the foregoing documents. I have further assumed that there will be no material changes in the documents that have been examined and that, at all times prior to the issuance of the Securities, the Company will maintain a sufficient number of authorized but unissued shares of Common Stock available for such issuance.

This letter is furnished by me, solely in my capacity as General Counsel of the Company. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

This opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the Securities.

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This opinion is given on the basis of the law and the facts existing as of the date hereof. I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

Very truly yours,

/s/ Charles T. Tuggle, Jr.

Charles T. Tuggle, Jr.

Executive Vice President and

General Counsel